                                                                     EXHIBIT 3.3


                            AMB PROPERTY CORPORATION

                             ARTICLES SUPPLEMENTARY

                     ESTABLISHING AND FIXING THE RIGHTS AND
                    PREFERENCES OF 8.125% SERIES H CUMULATIVE
                           REDEEMABLE PREFERRED STOCK

        AMB Property Corporation, a corporation organized and existing under the laws of the State of Maryland (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

        FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (sometimes referred to herein as the "Board") by
Article IV of the Articles of Incorporation of the Corporation filed with the Department on November 24, 1997, which comprises, together with the Articles Supplementary filed by the Corporation on July 23, 1998 establishing a class of Preferred Stock of the Corporation, par value $0.01 per share (the "Preferred Stock"), designated as the "8 1/2% Series A Cumulative Redeemable Preferred Stock" (the "Series A Preferred Stock"), the Articles Supplementary filed by the Corporation on November 12, 1998 establishing a class of Preferred Stock designated as the "8 5/8% Series B Cumulative Redeemable Preferred Stock" (the "Series B Preferred Stock"), the Articles Supplementary filed by the Corporation on November 25, 1998 establishing a class of Preferred Stock designated as the "8.75% Series C Cumulative Redeemable Preferred Stock" (the "Series C Preferred Stock"), the Certificate of Correction filed by the Corporation on March 18, 1999, the Articles Supplementary filed by the Corporation on May 5, 1999 establishing a class of Preferred Stock designated as the "7.75% Series D Cumulative Redeemable Preferred Stock" (the "Series D Preferred Stock"), the Articles Supplementary filed by the Corporation on August 31, 1999 establishing a class of Preferred Stock designated as the "7.75% Series E Cumulative Redeemable Preferred Stock" (the "Series E Preferred Stock"), the Articles Supplementary filed by the Corporation on March 23, 2000 establishing a class of Preferred Stock designated as the "7.95% Series F Cumulative Redeemable Preferred Stock" (the "Series F Preferred Stock"), the Articles Supplementary filed by the Corporation on August 30, 2000 establishing a class of Preferred Stock designated as the "7.95% Series G Cumulative Redeemable Preferred Stock" (the "Series G Preferred Stock") and these Articles Supplementary, the charter (the "Charter") of the Corporation, and Section 2-105 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors of the Corporation, on May 24, 2000, adopted resolutions authorizing the Corporation, among other things, to issue up to a stated maximum number of shares of Preferred Stock of the Corporation, having a stated maximum aggregate liquidation preference and dividend rate and certain other stated terms applicable to the issuance thereof, and appointing, pursuant to the MGCL and the powers contained in the Bylaws of the Corporation, a committee (the "Committee") of the Board of Directors comprised of Hamid R. Moghadam and delegating to the Committee, to the fullest extent permitted by Maryland law and the Charter and Bylaws of the Corporation, all powers of the Board of Directors with respect to classifying, authorizing, approving, ratifying and/or confirming the terms of the Preferred Stock to be issued, including, without limitation, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, and determining the consideration per share to be received in respect of the issuance and sale of each share of Preferred Stock to be issued and sold, and the number of shares of Preferred Stock to be so classified or reclassified and issued by the Corporation, subject to the limitations set forth in the resolutions of the Board of Directors adopted on May 24, 2000.

        SECOND: Pursuant to the authority conferred upon the Committee as aforesaid, the Committee has, on September 1, 2000, adopted resolutions classifying and designating a separate class of Preferred Stock as the 8.125% Series H Cumulative Redeemable Preferred Stock, with the preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption and other terms and conditions of such 8.125% Series H Cumulative Redeemable Preferred Stock (within the limitations set by the Board of Directors in the resolutions adopted on May 24, 2000, and referred to in Article First of these Articles Supplementary) and establishing 840,000 as the number of shares to be so classified and designated, and authorizing the issuance of up to 840,000 shares of 8.125% Series H Cumulative Redeemable Preferred Stock.

        THIRD: The separate class of Preferred Stock of the Corporation created by the resolutions duly adopted by the Board of Directors of the Corporation and by the Committee and referred to in Articles First and Second of these Articles Supplementary shall have the designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions as follows (and which, upon any restatement of the Charter, may be made a part of Article IV thereof, with any necessary or appropriate changes to the numeration or lettering of the sections or subsections hereof):

        (1) DESIGNATION AND NUMBER. A class of Preferred Stock, designated the "8.125% Series H Cumulative Redeemable Preferred Stock" (the "Series H Preferred Stock"), is hereby established. The number of shares of Series H Preferred Stock shall be 840,000 (the "Series H Preferred Shares").

        (2) RANK. The Series H Preferred Shares will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (a) senior to all classes or series of Common Stock (as defined in the Charter) and to all equity securities of the Corporation the terms of which provide that such equity securities shall rank junior to such Series H Preferred Shares; (b) on a parity with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and all equity securities issued by the Corporation other than those referred to in clauses (a) and (c) (it being the intent of the Corporation that the Series H Preferred Stock be on a parity with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, notwithstanding any provision contained in these Articles Supplementary, which, if given effect, would make the Series H Preferred Stock not in parity with the Series A Preferred Stock, the Series B Preferred Stock, the

Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock; and any such provision contained in these Articles Supplementary shall be of no force or effect); and (c) junior to all equity securities issued by the Corporation which rank senior to the Series H Preferred Shares in accordance with Section 6(d) of this Article Third. The term "equity securities" does not include convertible debt securities, until the same are converted into equity securities.

        (3) DIVIDENDS.

        (a) Holders of Series H Preferred Shares shall be entitled to receive, if, when and as authorized by the Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.125% of the $50.00 liquidation preference per annum (equivalent to $4.0625 per annum per share). Such dividends shall accumulate on a daily basis computed on the basis of a 360-day year consisting of twelve 30-day months and be cumulative, shall accrue from the original date of issuance and shall be payable quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence and not calendar year quarters) in equal amounts in arrears on the 15th day of each January, April, July and October or, if not a business day, the next succeeding business day (each a "Dividend Payment Date"). Dividends shall be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date (each, a "Dividend Record Date"), which shall be the date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable payment date therefor. Any dividend payable on the Series H Preferred Shares for any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which distributions are to be made on the Series H Preferred Stock is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Notwithstanding any provision to the contrary contained herein, each outstanding share of Series H Preferred Stock shall be entitled to receive, and shall receive, a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series H Preferred Stock which is outstanding on such date which shall be equal to the greatest dividend per share payable on any such share on such date. In addition, notwithstanding anything to the contrary set forth herein, each share of Series H Preferred Stock shall also continue to accrue all accrued and unpaid distributions up to the exchange date on any Series H Preferred Unit (as defined in the Eighth Amended and Restated Agreement of Limited Partnership of AMB Property II, L.P., dated as of September 1, 2000, as amended and supplemented from time to time (the "Subsidiary Partnership Agreement")) validly exchanged into such share of Series H Preferred Stock in accordance with the provisions of the Subsidiary Partnership Agreement.

        (b) No dividend on the Series H Preferred Shares shall be authorized by the Board or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

        (c) Notwithstanding anything to the contrary contained herein, dividends on the Series H Preferred Shares shall accumulate whether or not restrictions exist in respect thereof, whether or not there are funds legally available for the payment thereof and whether or not such dividends are declared or authorized. Accrued but unpaid dividends on the Series H Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption, as the case may be.

        (d) If any Series H Preferred Shares are outstanding, no full dividends will be declared or paid or set apart for payment on any other equity securities of the Corporation of any other class or series ranking, as to distributions or upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to or on a parity with the Series H Preferred Shares (including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock) unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart in trust for such payment on the Series H Preferred Shares for all dividend periods. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series H Preferred Shares and any other equity securities ranking as to distributions on a parity with the Series H Preferred Shares (including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock), all dividends declared upon the Series H Preferred Shares and any other equity securities of the Corporation ranking on a parity with the Series H Preferred Stock as to distributions and upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock) shall be declared pro rata so that the amount of dividends declared per Series H Preferred Share and each such other equity securities shall in all cases bear to each other the same ratio that accumulated dividends per Series H Preferred Share and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series H Preferred Shares which may be in arrears.

        (e) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series H Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is irrevocably set apart in trust for payment for all dividend periods, no dividends (other than in Common Stock or other equity securities of the Corporation ranking junior to the Series H Preferred Shares as to distributions and upon voluntary or involuntary liquidation, dissolution and winding up of the

Corporation) shall be declared or paid or set aside for payment nor shall any other dividend be declared or made upon the Common Stock or any other equity securities of the Corporation ranking as to distributions or upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation junior to or on a parity with the Series H Preferred Stock (including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock), nor shall any Common Stock or any other equity securities of the Corporation ranking junior to or on a parity with the Series H Preferred Stock as to distributions or upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock) be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by the Corporation (except by conversion into or exchange for other equity securities of the Corporation ranking junior to the Series H Preferred Stock as to distributions and upon voluntary and involuntary liquidation, dissolution and winding up of the Corporation, and except pursuant to Section 7 of this Article Third to ensure the Corporation's continued status as a real estate investment trust (a "REIT") for Federal income tax purposes or comparable Charter provisions with respect to other classes or series of the Corporation's stock).

        (f) Accumulated but unpaid dividends on the Series H Preferred Shares will not bear interest and holders of Series H Preferred Shares shall not be entitled to any dividend in excess of full cumulative dividends as described above. Any dividend payment made on the Series H Preferred Shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

        (g) If, for any taxable year, the Corporation elects to designate as a "capital gain dividend" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")), any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of every class or series of stock of the Corporation, the portion of the Capital Gains Amount that shall be allocable to holders of the Series H Preferred Stock shall be the amount that the total dividends (as determined for Federal income tax purposes) paid or made available to the holders of the Series H Preferred Stock for the year bears to the aggregate amount of dividends (as determined for Federal income tax purposes) paid or made available to the holders of all classes or series of stock of the Corporation for such year.

        (4) LIQUIDATION PREFERENCE.

        (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series H Preferred Shares then outstanding shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders remaining after payment or provision for payment of all debts and liabilities of the Corporation, a liquidation preference in cash of $50.00 per share, plus an amount equal to any accumulated or accrued and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of Common Stock or any other equity securities of the Corporation that rank junior to the Series H Preferred Shares as to liquidation rights.

        (b) If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are insufficient to make full payment to holders of Series H Preferred Shares and the corresponding amounts payable on all shares of other classes or series of equity securities of the Corporation ranking on a parity with the Series H Preferred Shares as to liquidation rights (including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock), then the holders of the Series H Preferred Shares and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        (c) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series H Preferred Shares at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

        (d) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series H Preferred Shares will have no right or claim to any of the remaining assets of the Corporation.

        (e) The consolidation or merger of the Corporation with or into any other entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

        (f) In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series H Preferred Shares whose preferential rights upon dissolution are superior to those receiving the distribution.

        (5) OPTIONAL REDEMPTION.

        (a) The Series H Preferred Shares are not redeemable prior to September 1, 2005. To ensure that the Corporation remains a qualified REIT for Federal income tax purposes, however, the Series H Preferred Shares shall be subject to the provisions of Section 7 of this Article Third pursuant to which Series H Preferred Shares owned by a stockholder in excess of the Ownership Limit (as defined in Section 7 of this Article Third) or certain other limitations shall automatically be transferred to a Trust for the benefit of a Charitable Beneficiary (as defined in Section 7 of this Article Third) and the Corporation shall have the right to purchase such shares, as provided in Section 7 of this Article Third. On and after September 1, 2005, the Corporation, at its option, upon giving notice as provided below, may redeem the Series H Preferred Shares, in whole or from time to time in part, for cash, at a redemption price of $50.00 per share, plus all accumulated and unpaid dividends on such Series H Preferred Shares to the date fixed for redemption.

        (b) The redemption price of the Series H Preferred Shares (other than any portion thereof consisting of accumulated and unpaid dividends) is payable solely from the sale proceeds of other equity securities of the Corporation, and not from any other source. For purposes of the preceding sentence, "equity securities" means any equity securities (including Common Stock and Preferred Stock (as defined in the Charter), depositary shares in respect of any of the foregoing, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

        (c) If fewer than all of the outstanding Series H Preferred Shares are to be redeemed, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares).

        (d) Notwithstanding anything to the contrary contained herein, unless full cumulative dividends on all Series H Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series H Preferred Shares shall be redeemed unless all outstanding Series H Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase by the Corporation of Series H Preferred Shares pursuant to Section 7 of this Article Third or otherwise in order to ensure that the Corporation remains qualified as a REIT for Federal or state income tax purposes or the purchase or acquisition of Series H Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series H Preferred Shares. In addition, unless full cumulative dividends on all outstanding Series H Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart in trust for payment for all dividend periods, the Corporation shall not purchase or otherwise acquire directly or indirectly any Series H Preferred Shares or any equity securities of the Corporation ranking junior to or on a parity with the Series H Preferred Shares as to dividends or upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock) (except by conversion into or exchange for equity securities of the Corporation ranking junior to the Series H Preferred Shares as to dividends and upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation and except pursuant to Section 7 of this Article Third or comparable Charter provisions with respect to other classes or series of the Corporation's stock).

        (e) The holders of shares of Series H Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the shares of Series H Preferred Stock held on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or the Corporation's default in the payment of the dividend due. Except as provided herein, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series H Preferred Shares to be redeemed.

        (f) The following provisions set forth the procedures for Redemption:

             (i) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be (i) faxed and (ii) mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series H Preferred Shares to be redeemed at their respective addresses as they appear on the share records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series H Preferred Shares except as to the holder to whom notice was defective or not given.

             (ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series H Preferred Shares may be listed or admitted to trading, such notice shall state: (A) the redemption date;
(B) the redemption price; (C) the number of Series H Preferred Shares to be redeemed; (D) the place or places where the certificates evidencing shares of Series H Preferred Shares are to be surrendered for payment of the redemption price; and (E) that dividends on the Series H Preferred Shares to be redeemed will cease to accumulate on such redemption date. If fewer than all of the Series H Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series H Preferred Shares to be redeemed from such holder.

             (iii) On or after the redemption date, each holder of Series H Preferred Shares to be redeemed shall present and surrender the certificates representing such holder's Series H Preferred Shares to the Corporation at the place designated in the notice of redemption and shall be entitled to the redemption price and any accrued or accumulated and unpaid dividends payable upon such redemption upon such surrender and thereupon the redemption price of such shares (including all accumulated and unpaid dividends up to the redemption date) shall be paid to or on the order of the person whose name appears on such certificate representing Series H Preferred Shares as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing Series H Preferred Shares are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

             (iv) If notice of redemption of any Series H Preferred Shares has been given and if the funds necessary for such redemption have been irrevocably set aside by the Corporation in trust for the benefit of the holders thereof, then from and after the redemption date all dividends on such Series H Preferred Shares shall cease to accumulate and any such Series H

Preferred Shares will no longer be deemed outstanding and all rights of the holders thereof will terminate, except the right to receive the redemption price (including all accrued or accumulated and unpaid dividends up to the redemption date) and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the Corporation's stock transfer records. At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series H Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series H Preferred Shares to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accrued or accumulated and unpaid dividends to the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series H Preferred Shares at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

        (g) Any Series H Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without further designation as to series or class until such shares are once more designated as part of a particular series or class by the Board.

        (6) VOTING RIGHTS.

        (a) Holders of the Series H Preferred Shares will not have any voting rights, except as set forth below.

        (b) (i) Whenever dividends on any Series H Preferred Shares shall remain unpaid for six or more quarterly periods (whether or not consecutive) (a "Preferred Dividend Default"), the holders of such Series H Preferred Shares (voting as a single class with all other equity securities of the Corporation ranking on a parity with the Series H Preferred Shares as to dividends and upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation upon which like voting rights have been conferred and are exercisable, including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock ("Parity Preferred Stock")) will be entitled to vote for the election of two additional directors of the Corporation (the "Preferred Stock Directors"), who will be elected by a plurality of the votes cast in such election for a one-year term and until their successors are duly elected and shall qualify (or until such director's right to hold such office terminates as provided herein, whichever occurs earlier, subject to such director's earlier death, disqualification, resignation or removal), at a special meeting called by the holders of at least 20% of the outstanding Series H Preferred Shares or the holders of shares of any other class or series of Parity Preferred Stock with respect to which dividends are so unpaid (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or, if the request for a special meeting is received by the Corporation less than

90 days before the date fixed for the next annual or special meeting of stockholders, at the next annual or special meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on the Series H Preferred Shares for all past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof irrevocably set aside in trust for payment in full.

        (ii) At any time when the voting rights described in Section 6(b)(i) above shall have vested, a proper officer of the Corporation shall call or cause to be called, a special meeting of the holders of Series H Preferred Stock and all the series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (collectively, the "Parity Securities") by mailing or causing to be mailed to such holders a notice of such special meeting to be held not less than ten and not more than 45 days after the date such notice is given. The record date for determining holders of the Parity Securities entitled to notice of and to vote at such special meeting will be the close of business on the third business day preceding the day on which such notice is mailed. At any such special meeting, all of the holders of the Parity Securities, by plurality vote, voting together as a single class without regard to series will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Parity Securities are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. Notice of all meetings at which holders of the Series H Preferred Shares shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series H Preferred Shares that would have been entitled to vote at such special meeting.

        (c) If and when all accumulated dividends and the dividend for the then current dividend period on the Series H Preferred Shares shall have been paid in full or declared by the Corporation and irrevocably set aside in trust for payment in full, the holders of Series H Preferred Shares shall be divested of the voting rights set forth in Section 6(b) of this Article Third (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends have been paid in full or declared by the Corporation and irrevocably set aside in trust for payment in full on all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall forthwith terminate. Any Preferred Stock Director elected by the holders of Series H Preferred Shares and any other such Parity Preferred Shares may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding Series H Preferred Shares when they only have the voting rights set forth, or like those set forth, in Section 6(b) of this Article Third, and by the majority vote of the Series H Preferred Shares and all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (voting as a single class) when the Series H Preferred Shares and such Parity Preferred Stock is entitled to vote thereon. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director so elected may be filled by written consent of the Preferred Stock Director so elected remaining in office or, if none remains in office, by a vote of the holders of a majority of the outstanding Series H Preferred Shares when they only have the voting rights set forth, or like those set forth, in Section 6(b) of this Article Third, and by the majority vote of the Series H Preferred Shares and other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (voting as a single class) when the Series H Preferred Shares and such Parity Preferred Stock is entitled to vote thereon.

        (d) So long as any Series H Preferred Stock remains outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the Series H Preferred Stock outstanding at the time (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series H Preferred Stock with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any authorized shares of the Corporation into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, (ii) designate or create, or increase the authorized or issued amount of, any Parity Preferred Stock or reclassify any authorized shares of the Corporation into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, but only to the extent such Parity Preferred Stock is issued to an affiliate of the Corporation, or (iii) either (A) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety, to any corporation or other entity, or (B) amend, alter or repeal the provisions of the Corporation's Charter (including these Articles Supplementary) or Bylaws, whether by merger, consolidation or otherwise, in each case that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series H Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (iii) above, so long as (a) the Corporation is the surviving entity and the Series H Preferred Stock remains outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a corporation, a business trust or like entity organized under the laws of any state and substitutes for the Series H Preferred Stock other preferred stock or preferred shares having substantially the same terms and same rights as the Series H Preferred Stock, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series H Preferred Stock and provided further that any increase in the amount of authorized Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, or any increase in an amount of authorized shares of each class or series, in each case ranking either (a) junior to the Series H Preferred Stock with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up, or
(b) on a parity with the Series H Preferred Stock with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up to the extent such Preferred Stock is not issued to an affiliate of the Corporation, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

        (e) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding

Series H Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

        (7) RESTRICTIONS ON OWNERSHIP AND TRANSFER TO PRESERVE TAX BENEFIT.

        (a) Definitions. for the purposes of Section 7 of Article Third of these Articles Supplementary, the following terms shall have the following meanings:

                    "Beneficial Ownership" shall mean ownership of Series H
             Preferred Stock by a Person who is or would be treated as an owner of such Series H Preferred Stock either actually or constructively through the application of Section 544 of the Code, as modified by
             Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

                    "Charitable Beneficiary" shall mean one or more
             beneficiaries of a Trust, as determined pursuant to Section 7(c)(vi) of these Articles Supplementary, each of which shall be an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

                    "Code" shall mean the Internal Revenue Code of 1986, as
             amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

                    "Constructive Ownership" shall mean ownership of Series H
             Preferred Stock by a Person who is or would be treated as an owner of such Series H Preferred Stock either actually or constructively through the application of Section 318 of the Code, as modified by
             Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

                    "IRS" means the United States Internal Revenue Service.

                    "Market Price" shall mean the last reported sales price
             reported on the New York Stock Exchange of the Series H Preferred Stock on the trading day immediately preceding the relevant date, or if the Series H Preferred Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Series H Preferred Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Series H Preferred Stock may be traded, or if the Series H Preferred Stock is not then traded over any exchange or quotation system, then the market price of the Series H Preferred Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

                    "MGCL" shall mean the Maryland General Corporation Law, as amended from time to time, and any successor statute hereafter enacted.

                    "Operating Partnership" shall mean AMB Property, L.P., a
             Delaware limited partnership.

                    "Ownership Limit" shall mean 9.8% (by value) of the
             outstanding shares of capital stock of the Corporation.

                    "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Series H Preferred Stock provided that the ownership of such shares of Series H Preferred Stock by such underwriter would not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

                    "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7(b)(ii) of these Articles Supplementary, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Series H Preferred Stock for another Person who is the beneficial transferee or owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

                    "Purported Record Transferee" shall mean, with respect to
             any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7(b)(ii) of these Articles Supplementary, the record holder of the Series H Preferred Stock if such Transfer had been valid under Section 7(b)(i) of these Articles Supplementary.

                    "REIT" shall mean a real estate investment trust under
             Sections 856 through 860 of the Code and, for purposes of taxation of the Corporation under applicable state law, comparable provisions of the law of such state.

                    "Restriction Termination Date" shall mean the first day
             after the date hereof on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

                    "Subsidiary Operating Partnership" shall mean AMB Property
             II, L.P., a Delaware limited partnership.

                    "Subsidiary Partnership Agreement" shall mean the Eighth
             Amended and Restated Agreement of Limited Partnership of AMB Property II, L.P., dated as of September 1, 2000, as such agreement may be amended from time to time.

                    "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Series H Preferred Stock, including
             (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series H Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Series H Preferred Stock), whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Series H Preferred Stock), and whether such transfer has occurred by operation of law or otherwise.

                    "Trust" shall mean each of the trusts provided for in
             Section 7(c) of these Articles Supplementary.

                    "Trustee" shall mean any Person unaffiliated with the
             Corporation, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Corporation to serve as trustee of a Trust.

        (b) Restriction on Ownership and Transfers.

             (i) Prior to the Restriction Termination Date:

                    (A) except as provided in Section 7(i) of these Articles Supplementary, no Person shall Beneficially Own Series H Preferred Stock which, taking into account any other capital stock of the Corporation Beneficially Owned by such Person, would cause such ownership to exceed the Ownership Limit;

                    (B) except as provided in Section 7(i) of these Articles Supplementary, no Person shall Constructively Own Series H Preferred Stock which, taking into account any other capital stock of the Corporation Constructively Owned by such Person, would cause such ownership to exceed the Ownership Limit;

                    (C) no Person shall Beneficially or Constructively Own Series H Preferred Stock which, taking into account any other capital stock of the Corporation Beneficially or Constructively Owned by such Person, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or comparable provisions of state law).

             (ii) If, prior to the Restriction Termination Date, any Transfer or other event occurs that, if effective, would result in any Person Beneficially or Constructively Owning Series H Preferred Stock in violation of Section 7(b)(i) of these Articles Supplementary, (1) then that number of shares of Series H Preferred Stock that otherwise would cause such Person to violate
Section 7(b)(i) of these Articles Supplementary (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7(c), effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (2) if, for any reason, the transfer to the Trust described in clause (1) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Series H Preferred Stock in violation of Section 7(b)(i) of these Articles Supplementary, then the Transfer of that number of shares of Series H Preferred Stock that otherwise would cause any Person to violate Section 7(b)(i) shall be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.

             (iii) Subject to Section 7(n) of this Article Third and notwithstanding any other provisions contained herein, prior to the Restriction Termination Date, any Transfer of Series H Preferred Stock that, if effective, would result in the capital stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Series H Preferred Stock.

             It is expressly intended that the restrictions on ownership and Transfer described in this Section 7(b) shall apply to the exchange rights provided in Section 21.8 of the Subsidiary Partnership Agreement. Notwithstanding any of the provisions of the Subsidiary Partnership Agreement to the contrary, a partner of the Subsidiary Operating Partnership shall not be entitled to effect an exchange of an interest in the Subsidiary Operating Partnership for Series H Preferred Stock if the actual or beneficial or Beneficial or Constructive Ownership of Series H Preferred Stock would be prohibited under the provisions of this Section 7.

        (c) Transfers of Series H Preferred Stock in Trust.

             (i) Upon any purported Transfer or other event described in Section 7(b)(ii) of these Articles Supplementary, such Series H Preferred Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 7(b)(ii). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee, or any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7(c)(vi) of these Articles Supplementary.

             (ii) Series H Preferred Stock held by the Trustee shall be issued and outstanding Series H Preferred Stock of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of Series H Preferred Stock held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of Series H Preferred Stock held in the Trust.

             (iii) The Trustee shall have all voting rights and rights to dividends with respect to Series H Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that shares of Series H Preferred Stock have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Series H Preferred Stock. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary.

             The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Series H Preferred Stock held in the Trust and, subject to Maryland law, effective as of the date the Series H Preferred Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Series H Preferred Stock prior to the discovery by the Corporation that the Series H Preferred Stock has been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding any other provision of these Articles Supplementary to the contrary, until the Corporation has received notification that the Series H Preferred Stock has been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

             (iv) Within 20 days of receiving notice from the Corporation that shares of Series H Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Series H Preferred Stock held in the Trust to a Person, designated by the Trustee, whose ownership of the shares of Series H Preferred Stock will not violate the ownership limitations set forth in Section 7(b)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares of Series H Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 7(c)(iv). The Purported Record Transferee shall receive the lesser of (1) the price paid by the Purported Record Transferee for the shares of Series H Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series H Preferred Stock at Market Price, the Market Price of such shares of Series H Preferred Stock on the day of the event which resulted in the transfer of such shares of Series H Preferred Stock to the Trust) and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Series H Preferred Stock held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that shares of such Series H Preferred Stock have been transferred to the Trustee, such shares of Series H Preferred Stock are sold by a Purported Record Transferee then (i) such shares of Series H Preferred Stock shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee received an amount for such shares of Series H Preferred Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 7(c)(iv), such excess shall be paid to the Trustee upon demand.

             (v) Series H Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee for the shares of Series H Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series H Preferred Stock at Market Price, the Market Price of such shares of Series H Preferred Stock on the day of the event which resulted in the transfer of such shares of Series H Preferred Stock to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares of Series H Preferred Stock held in the Trust pursuant to Section 7(c)(iv). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Series H Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Series H Preferred Stock shall thereupon be paid to the Charitable Beneficiary.

             (vi) By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the Series H Preferred Stock held in the Trust would not violate the restrictions set forth in Section 7(b)(i) in the hands of such Charitable Beneficiary.

        (d) Remedies For Breach. If the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place in violation of
Section 7(b) of these Articles Supplementary or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of Series H Preferred Stock of the Corporation in violation of Section 7(b) of these Articles Supplementary, the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Corporation to redeem shares of Series H Preferred Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 7(b)(i) of these Articles Supplementary, shall automatically result in the transfer to a Trust as described in Section 7(b)(ii) and any Transfer in violation of Section 7(b)(iii) shall automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors.

        (e) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Series H Preferred Stock in violation of Section 7(b) of these Articles Supplementary, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Section 7(b)(ii) of these Articles Supplementary, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

        (f) Owners Required To Provide Information. Prior to the Restriction Termination Date each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Series H Preferred Stock and each Person (including the shareholder of record) who is holding Series H Preferred Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

        (g) Remedies Not Limited. Nothing contained in these Articles Supplementary (but subject to Section 7(n) of these Articles Supplementary) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation's status as a REIT.

        (h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7 of these Articles Supplementary, including any definition contained in Section 7(a), the Board of Directors shall have the power to determine the application of the provisions of this Section 7 with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 7(n) of these Articles Supplementary). In the event
Section 7 requires an action by the Board of Directors and these Articles Supplementary fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 7. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7(b)) acquired Beneficial or Constructive Ownership of Series H Preferred Stock in violation of Section 7(b)(i), such remedies (as applicable) shall apply first to the shares of Series H Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series H Preferred Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series H Preferred Stock based upon the relative number of the shares of Series H Preferred Stock held by each such Person.

        (i) Exceptions.

             (i) Subject to Section 7(b)(i)(C), the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Beneficially Owning shares of Series H

Preferred Stock in violation of Section 7(b)(i)(A) if the Board of Directors obtains any representations and undertakings from such Person as are reasonably necessary in the opinion of the Board of Directors to ascertain that no individual's Beneficial Ownership of such shares of Series H Preferred Stock will violate Section 7(b)(i)(A) or that any such violation will not cause the Corporation to fail to qualify as a REIT under the Code, and that any violation of any representations or undertakings (or other action which is contrary to the restrictions contained in Section 7(b) of these Articles Supplementary) or attempted violation will result in such Series H Preferred Stock being transferred to a Trust in accordance with Section 7(b)(ii) of these Articles Supplementary.

             (ii) Subject to Section 7(b)(i)(C), the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Constructively Owning Series H Preferred Stock in violation of Section 7(b)(i)(B), if the Corporation obtains such representations and undertakings from such Person as are reasonably necessary in the opinion of the Board of Directors to ascertain that such Person does not and will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned in whole or in part by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and that any violation or attempted violation will result in such Series H Preferred Stock being transferred to a Trust in accordance with Section 7(b)(ii) of these Articles Supplementary. Notwithstanding the foregoing, the inability of a Person to make the certification described in this Section 7(i)(ii) shall not prevent the Board of Directors, in its sole discretion, from exempting such Person from the limitation on a Person Constructively Owning Series H Preferred Stock in violation of Section 7(b)(i)(B) if the Board of Directors determines that the resulting application of Section 856(d)(2)(B) of the Code would affect the characterization of less than 0.5% of the gross income (as such term is used in Section 856(c)(2) of the Code) of the Corporation in any taxable year, after taking into account the effect of this sentence with respect to all other capital stock of the Corporation to which this sentence applies.

             (iii) Prior to granting any exception pursuant to Section 7(i)(i) or (ii) of these Articles Supplementary, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

        (j) Legends. Each certificate for Series H Preferred Stock shall bear substantially the following legends in addition to any legends required to comply with federal and state securities laws:

                                CLASSES OF STOCK

        "THE CORPORATION IS AUTHORIZED TO ISSUE CAPITAL STOCK OF MORE THAN ONE CLASS, CONSISTING OF COMMON STOCK AND ONE OR MORE CLASSES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ANY CLASS OF PREFERRED

        STOCK BEFORE THE ISSUANCE OF SHARES OF SUCH CLASS OF PREFERRED STOCK. THE CORPORATION WILL FURNISH, WITHOUT CHARGE, TO ANY STOCKHOLDER MAKING A WRITTEN REQUEST THEREFOR, A COPY OF THE CORPORATION'S CHARTER AND A WRITTEN STATEMENT OF THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, CONVERSION OR OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE CORPORATION HAS THE AUTHORITY TO ISSUE AND, IF THE CORPORATION IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS IN SERIES, (i) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (ii) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. REQUESTS FOR SUCH WRITTEN STATEMENT MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE."

                      RESTRICTION ON OWNERSHIP AND TRANSFER

        "THE SHARES OF SERIES H PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES H PREFERRED STOCK, (i) NO PERSON MAY BENEFICIALLY OWN SHARES OF THE CORPORATION'S SERIES H PREFERRED STOCK WHICH, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE CORPORATION BENEFICIALLY OWNED BY SUCH PERSON, WOULD CAUSE SUCH OWNERSHIP TO EXCEED THE OWNERSHIP LIMIT OF 9.8%; (ii) NO PERSON MAY CONSTRUCTIVELY OWN SHARES OF THE CORPORATION'S SERIES H PREFERRED STOCK WHICH, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE CORPORATION CONSTRUCTIVELY OWNED BY SUCH PERSON, WOULD CAUSE SUCH OWNERSHIP TO EXCEED THE OWNERSHIP LIMIT OF 9.8%; (iii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION'S SERIES H PREFERRED STOCK THAT, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE CORPORATION BENEFICIALLY OR CONSTRUCTIVELY OWNED BY SUCH PERSON, WOULD RESULT IN THE CORPORATION BEING "CLOSELY HELD" UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE

        CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (iv) NO PERSON MAY TRANSFER SHARES OF SERIES H PREFERRED STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES H PREFERRED STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES H PREFERRED STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE SERIES H PREFERRED STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND WHICH ARE DEFINED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES H PREFERRED STOCK SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN SUCH ARTICLES SUPPLEMENTARY, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SERIES H PREFERRED STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE."

        (k) Exchange of Series H Preferred Units. The Corporation is hereby expressly vested with authority (subject to the restrictions on ownership, transfer and redemption of Series H Preferred Stock set forth in this Section 7) to issue, and so long as AMB Property Holding Corporation, a Maryland corporation, remains the general partner of the Subsidiary Operating Partnership, and the Operating Partnership remains a limited partner of the Subsidiary Operating Partnership, the Corporation shall issue to the extent provided in the Subsidiary Partnership Agreement, Series H Preferred Stock in exchange for Series H Preferred Units (as defined in the Subsidiary Partnership Agreement).

        (l) Reservation of Shares. Pursuant to the obligations of the Corporation under the Subsidiary Partnership Agreement to issue Series H Preferred Stock in exchange for Series H Preferred Units, the Board of Directors is hereby required to reserve and authorize for issuance a number of authorized but unissued shares of Series H Preferred Stock not less than the number of

Series H Preferred Units issued to permit the Corporation to issue Series H Preferred Stock in exchange for Series H Preferred Units that may be exchanged for or converted into Series H Preferred Stock as provided in the Subsidiary Partnership Agreement.

        (m) Severability. If any provision of this Section 7 or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

        (n) New York Stock Exchange. Nothing in this Section 7 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange. The shares of Series H Preferred Stock that are the subject of such transaction shall continue to be subject to the provisions of this
Section 7 after such settlement.

        (o) Applicability of Section 7. The provisions set forth in this Section 7 shall apply to the Series H Preferred Stock notwithstanding any contrary provisions of the Series H Preferred Stock provided for elsewhere in these Articles Supplementary.

        (8) CONVERSION. The Series H Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

        (9) NO SINKING FUND. No sinking fund shall be established for the retirement or redemption of Series H Preferred Stock.

        (10) NO PREEMPTIVE RIGHTS. No holder of the Series H Preferred Stock of the Corporation shall, as such holder, have any preemptive rights to purchase or subscribe for additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

        FOURTH: The Series H Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

        FIFTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

        SIXTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

        SEVENTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                            (Signature Page Follows)

        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 1st day of September, 2000.

                                       AMB PROPERTY CORPORATION

                                       By: /s/ W. Blake Baird
                                          -----------------------------------
                                           W. Blake Baird
                                           President






        [SEAL]



        ATTEST:




        /s/ Tamra D. Browne
        -----------------------------------
        Tamra D. Browne
        Vice President, General Counsel and Secretary